CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities	$6,800,000	$846.60
due 2021

August 2018

Pricing Supplement No. 877

Registration Statement Nos. 333-221595; 333-221595-01

Dated August 14, 2018

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline in the index value over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment.

The Solactive Future Technologies 2.2% AR Index (the “underlying index”) is a static, rules-based index launched on July 25, 2018, and calculated and published by Solactive AG (the “underlying index publisher”). The underlying index attempts to track the total-return performance (including any dividends) of 52 global companies identified prior to the inception date of the underlying index as having invested substantially in the research and development of new products or services (each, an “index component,” and together, the “index components”). There can be no assurance that these 52 companies will continue to invest in research and development for any future period, and they may underperform other companies or the markets generally. The level of the underlying index is reduced by a fee of 2.20% per annum that is deducted from the underlying index level on a daily basis.

All index components are equally weighted within the underlying index at each annual rebalancing, and therefore each index component will have a weight of approximately 1.92% within the underlying index at that time. However, the weights of the index components within the underlying index will change between annual rebalancings based on their individual performances. The underlying index’s composition is fixed at the selected 52 index components. Other than under the limited circumstances set forth below, no index component will be removed from the underlying index, and no stock will be added to the underlying index. For more information, see “Annex A—Solactive Future Technologies 2.2% AR Index” beginning on page 18 and the “Risk Factors—There are risks associated with the underlying index” beginning on page 6.

The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies for a limited range of performance of the underlying index. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	August 23, 2021
Underlying index:	Solactive Future Technologies 2.2% AR Index
Aggregate principal amount:	$6,800,000
Payment at maturity per PLUS:

If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

If the final index value is less than or equal to the initial index value:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	291.76, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	August 16, 2021, subject to postponement for non-index business days and certain market disruption events
Leverage factor:	121%
Index performance factor:	Final index value divided by the initial index value
Maximum payment at maturity:	None
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	August 14, 2018
Original issue date:	August 21, 2018 (5 business days after the pricing date)
CUSIP:	61768DCC7
ISIN:	US61768DCC74
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$954.20 per PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per PLUS	$1,000	$15	$985
Total	$6,800,000	$102,000	$6,698,000

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $15 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 16.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2017           Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for any potential positive performance of the underlying index

▪	To enhance returns and potentially outperform the underlying index in a bullish scenario, with no limitation on the appreciation potential

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

▪	The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 3 years
Leverage factor:	121% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	None
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.
Coupon:	None

The Solactive Future Technologies 2.2% AR Index

The Solactive Future Technologies 2.2% AR Index is a static, rules-based index launched on July 25, 2018, and calculated and published by Solactive AG. The underlying index attempts to track the total-return performance (including any dividends) of 52 global companies identified prior to the inception date of the underlying index as having invested substantially in the research and development of new products or services. There can be no assurance that these 52 companies will continue to invest in research and development for any future period, and they may underperform other companies or the markets generally. The level of the underlying index is reduced by a fee of 2.20% per annum that is deducted from the index level on a daily basis.

All index components are equally weighted within the underlying index at each annual rebalancing, and therefore each index component will have a weight of approximately 1.92% within the underlying index at that time. However, the weights of the index components within the underlying index will change between annual rebalancings based on their individual performances. The underlying index’s composition is fixed at the selected 52 index components. Other than under the limited circumstances, no index component will be removed from the underlying index, and no stock will be added to the underlying index.

Please see “Underlying Index” beginning on page 11 for more information about the underlying index.

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date is less than $1,000. We estimate that the value of each PLUS on the pricing date is $954.20.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

In determining the economic terms of the PLUS, including the leverage factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to the Solactive Future Technologies 2.2% AR Index. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline in the index value over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

Exposure to the Solactive Future Technologies 2.2% AR Index	The Solactive Future Technologies 2.2% AR Index is a static, rules-based index launched on July 25, 2018, and calculated and published by Solactive AG. The underlying index attempts to track the total-return performance (including any dividends) of 52 global companies identified prior to the inception date of the underlying index as having invested substantially in the research and development of new products or services. See “Annex A—Solactive Future Technologies 2.2% AR Index” beginning on page 18 and the “Risk Factors—There are risks associated with the underlying index” beginning on page 6 for more information.
Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the underlying index.
Upside Scenario	The underlying index increases in value, and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 121% of the index percent increase.
Par Scenario	The final index value is equal to the initial index value. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario	The underlying index declines in value, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index over the term of the PLUS. For example, if the final index value is 30% less than the initial index value, the PLUS will redeem at maturity for a loss of 30% of principal at $700, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	121%
Maximum payment at maturity:	None
Minimum payment at maturity:	None

PLUS Payoff Diagram

How it works

▪ Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 121% of the appreciation of the underlying index over the term of the PLUS.

▪	Given the leverage factor of 121%, if the underlying index appreciates 2%, the investor would receive a 2.42% return, or $1,024.20 per PLUS.

▪	Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $1,000 stated principal amount.

▪	Downside Scenario. If the final index value is less than the initial index value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪	If the underlying index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decline in the value of the underlying index over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Hypothetical Retrospective and Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

▪	There are risks associated with the underlying index.

▪	The underlying index may not yield future positive performance, and the level of the underlying index may decline substantially. The underlying index is composed of 52 stocks, equally weighted as of each annual rebalancing. These stocks were selected by the underlying index publisher prior to the inception date of the underlying index, and the composition of the underlying index will not be adjusted for changing market conditions. Although the underlying index publisher selected the 52 stocks in an effort to identify companies that have invested substantially in the research and development of new products or services, there can be no guarantee that these companies will continue to invest in research and development for any future period, or that they will perform well during any future period. Additionally, there can be no guarantee that the underlying index will not underperform the equity markets generally. If the prices of the index components decline, the level of the underlying index will decline, perhaps significantly.

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The underlying index has a fixed, pre-selected composition that will not be adjusted based on changing market conditions. The underlying index’s composition is fixed at the 52 index components selected by the underlying index publisher prior to the inception of the underlying index. Other than under the limited circumstances set forth below under “Annex—The Solactive Future Technologies 2.2% AR Index—Extraordinary Events,” no index component will be removed from the underlying index, and no stock will be added to the underlying index. This index policy differs from an actively managed strategy, where component stocks are changed based on market conditions. The underlying index composition is fixed and will not change over time even if the underlying index underperforms the equity markets generally. Accordingly, the underlying index is not actively managed by the underlying index publisher and will not adjust to changing business, financial, geopolitical or other conditions. The underlying index publisher will not remove any underperforming index component, regardless of its loss in value. If the values of the index components decline, the level of the underlying index will decline, perhaps significantly.

▪	A fee of 2.20% per annum will be deducted from the index level on a daily basis and will reduce the level of the underlying index. The level of the underlying index is reduced by a fee of 2.20% per annum that is deducted from the index level on a daily basis. This running fee will reduce the level of the underlying index in all cases, whether the underlying index performs well or poorly.

▪	The underlying index was established on July 25, 2018 and therefore has extremely limited actual performance history. The underlying index was established on July 25, 2018 and therefore has extremely limited actual performance history. As such, performance for the underlying index has been retrospectively simulated on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology of the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this hypothetical retrospective performance is purely theoretical and may not be indicative of future performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to July 25, 2018. Such data must be considered illustrative only. The hypothetical retrospective data may not reflect future performance and no assurance can be given as to the level of the underlying index at any time. Additionally, as the underlying index is new and has extremely limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with significant actual historical performance and a proven track record.

▪	As index rebalancing occurs only once per year, index components will have different weightings for extended periods of time. Each June, the underlying index publisher rebalances the underlying index so that all index components are equally weighted. However, the market performance of the index components will produce unequal weightings throughout the periods between the annual rebalancing dates. Index components performing relatively strongly will increase their weightings within the underlying index, while index components performing relatively poorly will decrease their weightings within the underlying index. You will thus have greater exposure to some index components, and any decline of such index components will adversely affect the level of the underlying index.

Additionally, as part of the annual rebalancing of the underlying index, the underlying index publisher will reduce the heavier weightings of the relatively strongly performing index components. The underlying index publisher will sell-off a portion of such relatively strongly performing index components. This policy differs from other investment strategies where investors can maintain and grow their positions in successful investments.

▪	The value of the underlying index is subject to currency exchange risk. For index components denominated in foreign currencies (the “non-U.S. stocks”), the underlying index publisher will convert the prices of such index components into U.S. dollars before calculating the index value. Holders of the securities will thus be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the non-U.S. stocks, the level of the underlying index will be adversely affected and the payment on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the countries represented in the non-U.S. stocks and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the non-U.S. stocks and the United States and other countries important to international trade and finance.

▪	Adjustments to the underlying index could adversely affect the value of the underlying index. The underlying index publisher may make adjustments to the underlying index on account of extraordinary events, corporate events or market disruption events (as described in “Annex A—Solactive Future Technologies 2.2% AR Index”). Additionally, the underlying index publisher will have the sole discretion to substitute an index component with a successor stock upon the occurrence of a merger, a takeover bid, a delisting, insolvency or the nationalization of a company. Similarly, following the announcement of certain corporate actions by the issuer of an index component, the underlying index publisher will, in its discretion, determine whether such corporate action has a dilution, concentration or other effect on the price of the respective index component, and will make necessary adjustments to the affected index component and/or the formula for calculating the underlying index that it deems appropriate in order to take into account the effect. Also, in the event of a market disruption event, the underlying index publisher will determine the level of the underlying index, taking into account the market conditions prevailing at that point in time. Any of these determinations may affect the level of the underlying index.

▪	Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. As an investor in the PLUS, you will not have voting rights or certain other rights with respect to stocks that constitute the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪	The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, MS & Co. has determined the initial index value, will determine the final index value and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the PLUS if they were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics,

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Principal at Risk Securities

including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Underlying Index

Solactive Future Technologies 2.2% AR Index

The Solactive Future Technologies 2.2% AR Index is a static, rules-based index launched on July 25, 2018, and calculated and published by Solactive AG as the “underlying index publisher”. The index attempts to track the total-return performance (including any dividends) of 52 global companies identified prior to the inception date of the underlying index as having invested substantially in the research and development of new products or services (each an “index component” and together, the “index components”). There can be no assurance that these 52 companies will continue to invest in research and development for any future period, and they may underperform other companies or the markets generally. The level of the underlying index is reduced by a fee of 2.20% per annum that is deducted from the index level on a daily basis. For additional information about the Solactive Future Technologies 2.2% AR Index, see the information set forth under “Annex A—Solactive Future Technologies 2.2% AR Index” below.

Hypothetical Retrospective and Historical Information

The inception date for the underlying index was July 25, 2018. The information regarding the underlying index prior to July 25, 2018 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. In addition, the Solactive Future Technologies 2.2% AR Index existed for only a portion of period for which the underlying index publisher calculates hypothetical retrospective values. For any period during which data for the Solactive Future Technologies 2.2% AR Index or one or more index components did not exist, the historical simulation is based on the value of the Solactive Future Technologies 2.2% AR Index based on simulated historical performance. Therefore, information regarding the underlying index prior to July 25, 2018 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to July 25, 2018. Such data must be considered illustrative only.

Information as of market close on August 14, 2018:

Bloomberg Ticker Symbol:	SOLFUTCH
Current Index Value:	291.76
52 Weeks Ago:	214.62
52 Week High (on 7/26/2018):	297.10
52 Week Low (on 8/18/2017):	212.93

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from July 28, 2013 through August 14, 2018. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on August 14, 2018 was 291.76. The underlying index was established on July 25, 2018. The information prior to July 25, 2018 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Solactive Future Technologies 2.2% AR Index Daily Index Closing Values July 28, 2013 to August 14, 2018

*The red vertical line indicates July 25, 2018, which is the date on which the underlying index was established.

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Principal at Risk Securities

Solactive Future Technologies 2.2% AR Index	High	Low	Period End
2013
Third Quarter	113.76	100.56	112.39
Fourth Quarter	123.45	110.63	123.45
2014
First Quarter	131.50	119.60	125.70
Second Quarter	131.40	120.78	130.90
Third Quarter	135.60	128.34	132.57
Fourth Quarter	137.47	123.31	134.30
2015
First Quarter	142.95	130.20	140.97
Second Quarter	147.44	140.14	142.43
Third Quarter	146.77	131.12	134.58
Fourth Quarter	161.01	134.49	155.93
2016
First Quarter	151.89	127.16	148.71
Second Quarter	155.90	142.27	150.23
Third Quarter	164.61	148.42	164.58
Fourth Quarter	168.81	156.58	166.40
2017
First Quarter	188.11	166.48	188.11
Second Quarter	209.39	183.07	205.07
Third Quarter	225.13	203.91	222.90
Fourth Quarter	245.73	224.23	243.98
2018
First Quarter	274.26	246.89	259.06
Second Quarter	296.42	254.60	284.59
Third Quarter (through August 14, 2018)	297.10	285.15	291.76

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Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	Solactive AG
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the second business day following that valuation date as postponed.
Denominations:	$1,000 per PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the

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Principal at Risk Securities

U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds from the sale of the PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in stocks of the underlying index and in futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets. Such purchase activity could have increased the value of the underlying index on the pricing date, and, therefore, could have increased the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any

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Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments. The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the PLUS should consult and rely on their own counsel and advisers as to whether an investment in the PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $15 for each PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee

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Principal at Risk Securities

pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A—Solactive Future Technologies 2.2% AR Index

The Solactive Future Technologies 2.2% AR Index (the “Index”) is a static, rules-based index launched on July 25, 2018, and calculated and published by Solactive AG (the “Index Sponsor”). The Index attempts to track the total-return performance (including any dividends) of 52 global companies identified prior to the inception date of the Index as having invested substantially in the research and development of new products or services (each, an “Index Component,” and together, the “Index Components”). There can be no assurance that these 52 companies will continue to invest in research and development for any future period, and they may underperform other companies or the markets generally. The level of the Index is reduced by a fee of 2.20% per annum that is deducted from the Index level on a daily basis.

The complete list of Index Components is provided in the table below. All Index Components are equally weighted within the Index at each annual rebalancing, and therefore each Index Component will have a weight of approximately 1.92% within the Index at that time. However, the weights of the Index Components within the Index will change between annual rebalancings based on their individual performances. The Index’s composition is fixed at the selected 52 Index Components. Other than under the limited circumstances set forth below, no Index Component will be removed from the Index, and no stock will be added to the Index.

Index Composition

Company	Type of Shares	Bloomberg Ticker	Exchange	Index Weight at Each Rebalancing
Adobe Systems Inc.	Common Stock	ADBE	Nasdaq	1.92%
Advanced Micro Devices, Inc.	Common Stock	AMD	Nasdaq	1.92%
Alibaba Group Holding Limited	American Depositary Shares	BABA	New York Stock Exchange	1.92%
Allianz SE	Ordinary Shares	ALV:GR	Xetra	1.92%
Alphabet Inc.	Class C Common Stock	GOOG	Nasdaq	1.92%
Amazon.com, Inc.	Common Stock	AMZN	Nasdaq	1.92%
American Water Works Company, Inc.	Common Stock	AWK	New York Stock Exchange	1.92%
Apple Inc.	Common Stock	AAPL	Nasdaq	1.92%
Bayer AG	Common Stock	BAYN	Xetra	1.92%
BlackRock, Inc.	Common Stock	BLK	New York Stock Exchange	1.92%
The Boeing Company	Common Stock	BA	New York Stock Exchange	1.92%
Chr. Hansen Holding A/S	Ordinary Shares	CHR:DC	Copenhagen Stock Exchange	1.92%
Daifuku Co., Ltd.	Common Stock	6383:JP	Toyko Stock Exchange	1.92%
Dassault Systèmes S.E.	Common Stock	DSY:FP	Euronext Paris	1.92%
DaVita Inc.	Common Stock	DVA	New York Stock Exchange	1.92%
Deutsche Boerse AG	Ordinary Shares	DB1:GR	Xetra	1.92%
DexCom, Inc.	Common Stock	DXCM	Nasdaq	1.92%
E*TRADE Financial Corporation	Common Stock	ETFC	Nasdaq	1.92%
Emerson Electric Co.	Common Stock	EMR	New York Stock Exchange	1.92%
Facebook, Inc.	Class A Common Stock	FB	Nasdaq	1.92%
FMC Corporation	Common Stock	FMC	New York Stock Exchange	1.92%

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Company	Type of Shares	Bloomberg Ticker	Exchange	Index Weight at Each Rebalancing
Hexagon AB	Series B Shares	HEXAB:SS	Stockholm Stock Exchange	1.92%
Honeywell International Inc.	Common Stock	HON	New York Stock Exchange	1.92%
Infosys Limited	American Depositary Shares	INFY	New York Stock Exchange	1.92%
Intel Corporation	Common Stock	INTC	Nasdaq	1.92%
Intuitive Surgical, Inc.	Common Stock	ISRG	Nasdaq	1.92%
L’Oreal S.A.	Common Stock	OR:FP	Euronext Paris	1.92%
Lowe’s Companies, Inc.	Common Stock	LOW	New York Stock Exchange	1.92%
LVMH Moet Hennessy Louis Vuitton SE	Common Stock	MC:FP	Euronext Paris	1.92%
Merck & Co., Inc.	Common Stock	MRK	New York Stock Exchange	1.92%
Myriad Genetics, Inc.	Common Stock	MYGN	Nasdaq	1.92%
NetApp, Inc.	Common Stock	NTAP	Nasdaq	1.92%
Netflix, Inc.	Common Stock	NFLX	Nasdaq	1.92%
NIKE, Inc.	Class B Common Stock	NKE	New York Stock Exchange	1.92%
Novo Nordisk A/S	B Shares	NOVOB:DC	Copenhagen Stock Exchange	1.92%
NVIDIA Corporation	Common Stock	NVDA	Nasdaq	1.92%
Palo Alto Networks, Inc.	Common Stock	PANW	New York Stock Exchange	1.92%
Panasonic Corporation	Common Stock	6752:JP	Toyko Stock Exchange	1.92%
PayPal Holdings, Inc.	Common Stock	PYPL	Nasdaq	1.92%
QUALCOMM Incorporated	Common Stock	QCOM	Nasdaq	1.92%
SAP SE	Ordinary Shares	SAP:GR	Xetra	1.92%
Siemens Gamesa Renewable Energy SA	Common Stock	SGRE:SM	Bolsa de Madrid	1.92%
STMicroelectronics N.V.	Common Shares	STM:IM	Milan Stock Exchange	1.92%
Tenet Healthcare Corporation	Common Stock	THC	New York Stock Exchange	1.92%
Tiffany & Co.	Common Stock	TIF	New York Stock Exchange	1.92%
Twitter, Inc.	Common Stock	TWTR	New York Stock Exchange	1.92%
United Technologies Corporation	Common Stock	UTX	New York Stock Exchange	1.92%
Visa Inc.	Class A Common Stock	V	New York Stock Exchange	1.92%
VMware, Inc.	Class A Common Stock	VMW	New York Stock Exchange	1.92%
Weight Watchers International, Inc.	Common Stock	WTW	New York Stock Exchange	1.92%
Yaskawa Electric Corporation	Common Stock	6506:JP	Toyko Stock Exchange	1.92%
Zoetis Inc	Common Stock	ZTS	New York Stock Exchange	1.92%

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Publication of the Index

The Index is calculated and published by the Index Sponsor on each Business Day from 8:00 AM to 10:30 PM, Central European Time, under the Bloomberg symbol “SOLFUTCH Index.” A “Business Day” is any weekday from Monday through Friday other than an Index Holiday. An “Index Holiday” is any of January 1st, Good Friday, Easter Monday, December 25th, December 26th and any additional days on which the New York Stock Exchange is closed.

The Index Sponsor is responsible for rebalancing the Index and making changes to the Index on account of Corporate Actions, Extraordinary Events or Solactive Market Disruption Events (each as set forth below).

If the relevant exchange for an Index Component does not publish a price for such Index Component, the Index Sponsor will determine the price in a manner it determines to be reasonable.

Calculation of the Index Level

The Index was set to a base level of 100 as of the close of trading on June 28, 2013. The Index Value on any Business Day will reflect the Index Value on the previous Business Day plus or minus the net change in value of the Index Components from the previous Business Day minus the daily portion of the 2.20% per annum fee. The calculation of the daily Index value is represented by the following formula:

Index Valuet = (Index Valuet-1 × Δ Index Component Values) - Fee

Where:

Index Valuet = Index Value on current Business Day

Index Valuet-1 = Index Value on previous Business Day

Δ Index Component Values = Net weighted change in value of the Index Components from the previous Business Day

Fee = Daily portion of 2.20% per annum fee

The Index is published in U.S. dollars. For Index Components denominated in foreign currencies, the Index Sponsor will convert the prices of such Index Components into U.S. dollars before calculating the Index Value.

Dividends

The Index is a total-return index, and so all dividend payments on the Index Components will be reinvested in the Index. Any cash dividends (ordinary and extraordinary) will be reinvested proportionally across all Index Components, while stock dividends will result in an increased number of shares of the respective Index Component reflected in the Index.

Annual Rebalancing

On each annual Selection Day, the Index is rebalanced so that all Index Components are equally weighted (1/52) within the Index. The rebalanced Index weightings become effective on the annual Adjustment Day, which is the last Business Day of each June. The “Selection Day” is the Business Day that occurs two Business Days before the relevant Adjustment Day.

Extraordinary Events

The Index Sponsor may, in its discretion, substitute an Index Component with a successor stock only upon the occurrence of a Merger, a Takeover Bid, a Delisting, the Nationalization of a company or an Insolvency (each, an “Extraordinary Event”), as determined by the Index Sponsor.

•	A “Merger” is (a) a change in the security class or a conversion of this share class that results in a transfer or an ultimate definite obligation to transfer all the shares in circulation to another legal person; (b) a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer to exchange shares with another legal person (except in a merger or share exchange under which the issuer of this Index Component is the acquiring or remaining company and which does not

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

involve a change in security class or a conversion of all the shares in circulation); (c) a takeover offer, exchange offer, other offer or another act of a legal person for the purposes of acquiring or otherwise obtaining from the issuer 100% of the shares issued that entails a transfer or the irrevocable obligation to transfer all shares (with the exception of shares that are held and controlled by the legal person); or (d) a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer of the share or its subsidiaries to exchange shares with another legal person, whereby the issuer of the share is the acquiring or remaining company and it does not involve a change in the class or a conversion of the all shares issued, but the shares in circulation directly prior to such an event (except for shares held and controlled by the legal person) represent in total less than 50% of the shares in circulation directly subsequent to such an event.

•	A “Takeover Bid” is a bid to acquire, an exchange offer, or any other offer or act of a legal person that results in the related legal person acquiring as part of an exchange or otherwise more than 10% and less than 100% of the voting shares in circulation from the issuer of the Index Component or the right to acquire these shares, as determined by the Index Sponsor based on notices submitted to public or self-regulatory authorities or other information considered by the Index Sponsor to be relevant.

•	An Index Component is “delisted” if the exchange on which it is traded announces pursuant to exchange regulations that the listing of, the trading in, or the issuing of public quotes on the Index Component at such exchange has ceased immediately or will cease at a later date, for whatever reason (provided the Delisting is not because of a Merger or a Takeover Bid), and the Index Component is not immediately listed, traded or quoted again on an exchange, trading or listing system, acceptable to the Index Sponsor.

•	“Nationalization” is a process whereby all shares or the majority of the assets of the issuer of the shares are nationalized or are expropriated or otherwise must be transferred to public bodies, authorities or institutions.

•	“Insolvency” occurs with regard to an Index Component if (a) all shares of the respective issuer must be transferred to a trustee, liquidator, insolvency administrator or a similar public officer as result of voluntary or compulsory liquidation, insolvency or winding-up proceedings or comparable proceedings affecting the issuer of the Index Components or (b) the holders of the shares of this issuer are legally enjoined from transferring the shares.

The price for the Index Component on the day on which the Extraordinary Event occurs will be the last available market price for the Index Component quoted on the relevant exchange on the day the event came into effect (or, if a market price is not available for the day the event came into effect, the last available market price quoted on the relevant exchange on a day specified as appropriate by the Index Sponsor) as determined by the Index Sponsor, and this price is used as the price of the particular Index Component until the end of the day on which the composition of the Index is next set.

In the event of the Insolvency of an issuer of an Index Component, the Index Component shall remain in the Index until the next Adjustment Day. As long as a market price for the affected Index Component is available on a Business Day, that market price shall be used as the price for this Index Component on the relevant Business Day, as determined in each case by the Index Sponsor. If a market price is not available on a Business Day, the Trading Price for the relevant Index Component will be set to zero. The Index Sponsor may also decide to eliminate the respective Index Component at an earlier point in time prior to the next Adjustment Day.

Adjustments for Corporate Actions

Following the announcement of certain corporate actions by the issuer of an Index Component, the Index Sponsor will determine whether such corporate action has a dilution, concentration or other effect on the price of the respective Index Component, and will make necessary adjustments to the affected Index Component and/or the formula for calculating the Index in order to take into account the dilution, concentration or other effect, including by determining the date on which the adjustment will come into effect. Among other things, the Index Sponsor can take into account an adjustment made by an exchange, a trading or quotation system on which options and futures contracts on the relevant Index Component are traded as a result of a corporate action. Corporate actions for which the Index Sponsor will generally make adjustments include, but are not limited to: rights issues, capital reductions, share splits, reverse share splits and conversions.

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Morgan Stanley Finance LLC

PLUS Based on the Value of the Solactive Future Technologies 2.2% AR Index due August 23, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Solactive Market Disruption Events

In the event of a Solactive Market Disruption Event, the Index Sponsor will determine the level of the Index, taking into account the market conditions prevailing at that point in time, the last quoted trading price for each of the Index Components, as well as any other conditions that it deems relevant for purposes of determining the level of the Index.

A “Solactive Market Disruption Event” occurs if:

(a)	one of the following events occurs or exists on a trading day prior to the opening quotation time for an Index Component:

(i)	trading is suspended or restricted (due to price movements that exceed the limits allowed by the relevant exchange or an affiliated exchange, or for other reasons) across the whole exchange, in options or futures contracts on or with regard to the Index Component, or on an exchange or trading or quotation system (as determined by the Index Sponsor) on which the Index Component is listed or quoted; or

(ii)	an event that (in the assessment of the Index Sponsor) generally disrupts and affects the opportunities of market participants to execute on the exchange transactions in respect of an Index Component, to determine market values for an Index Component, to execute on an exchange transactions with regard to options and futures contracts on an Index Component, or to determine market values for such options or futures contracts;

or

(b)	trading on the relevant exchange or an affiliated exchange is ceased prior to the usual closing time, unless the early cessation of trading is announced by the exchange or affiliated exchange on this trading day at least one hour before:

(i)	the actual closing time for normal trading on the relevant exchange or affiliated exchange or, if earlier,

(ii)	the closing time (if given) of the relevant exchange or affiliated exchange for the execution of orders at the time the quote is given.

August 2018	Page 22